UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

DoubleClick Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☑	No fee required.

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This filing consists of a notice sent to employees of DoubleClick on July 11, 2005.

From: Schoenfeld, Pamela
Sent: Monday, July 11, 2005 6:41 PM
To: Employees (US & International)
Subject: Treatment of DoubleClick 401(k) Plan in Connection with the Merger

With respect to the proposed transaction with an affiliate of Hellman & Friedman LLC and JMI Equity, attached please find a notice concerning your rights under the DoubleClick Inc. 401(k) Plan and a letter describing the treatment of the DoubleClick Stock in the DoubleClick Inc. 401(k) Plan in connection with the proposed transaction. If you have any questions about the attached, please do not hesitate to contact Karen DeRocker at (212)-381-5450 or email answers@doubleclick.net.

July 11, 2005

Subject: Treatment of DoubleClick Stock in the DoubleClick Inc. 401(k) Plan in Connection with Merger

This letter concerns shares of DoubleClick Inc. common stock held in the DoubleClick Inc. 401(k) Plan (the “Plan”). As I am sure you know, on April 23, 2005 DoubleClick entered into a merger agreement (the “Merger Agreement”) with Click Holding Corp. and its wholly owned subsidiary, Click Acquisition Corp., providing for the merger of Click Acquisition Corp. with and into DoubleClick (the “Merger”). If and when the Merger is completed, DoubleClick will become a wholly owned subsidiary of Click Holding Corp. This letter is intended to provide you with information about the treatment of shares of DoubleClick common stock held in the Plan. Please keep in mind that there are a number of conditions that must be satisfied before the Merger can close, including a vote by DoubleClick’s stockholders and Click Holding Corp. obtaining required financing.

DoubleClick’s annual meeting of stockholders, at which DoubleClick’s stockholders will be asked to approve the Merger Agreement, is scheduled for July 12, 2005. We expect to complete the Merger as soon as possible after the annual meeting and after all conditions to the merger are satisfied or waived, including stockholder adoption of the Merger Agreement and Click Holding Corp. obtaining required financing. If and when the Merger is completed, shares of DoubleClick’s common stock will continue to trade on the NASDAQ National Market until the market closes on the closing date of the Merger, and will not be listed on the NASDAQ National Market after that time.

All Employee and Employer Match contributions that are now invested in DoubleClick stock will, after the Merger is completed and cash is transferred to the Plan in exchange for the shares, be initially invested in the Stable Value Fund. It has been decided to invest the proceeds in the Stable Value Fund so that it will be immediately invested once the cash is available but easily moved to the investment choice you select. It is not intended that this initial investment in the Stable Value Fund serve as a long term investment.

It is anticipated that the receipt and proper allocation of the cash to your 401(k) account will take several days after the closing of the Merger. You are urged to review the investment of your plan account, considering the effect of this change from the DoubleClick stock investment to the Stable Value Fund, and elect how you wish to have those funds invested. The precise date on which the cash will be received and allocated to your account is presently uncertain, but again the receipt and allocation of the cash to your account should occur within a few days after the Merger closes.

In addition, it is anticipated that after the Merger any matching contributions by DoubleClick will be made in cash. You may elect after the Merger how you would like to have such new matching contributions invested. If you make no election such contributions will be invested in the Stable Value Fund.

To allow the Prudential record keeping system to be updated to reflect this change, there will be a “black out” on the Interactive Voice Response system (IVR) and Internet which will begin at close of business on the date that the Merger is completed and end approximately five business days later. However, you will be able to continue to place transactions with a Prudential Service Representative by calling (800) 562-8838. The service center is open Monday through Friday from 8:00 am to 8:00 pm Eastern Time.

If you are a terminated employee and request a distribution from the plan or wish to sell any DoubleClick stock you may have elected to purchase as part of the DoubleClick stock fund in the 401(k) Plan with your own contributions, your instructions to that effect must be made to Prudential before 2:00 pm on the date that the Merger is completed. Any transaction not requested by that deadline will not be processed until after the cash proceeds from the Merger is received and allocated to your account. During this time your requests must be placed by calling Prudential Service Representatives at (800) 562-8838. The service center is open Monday through Friday from 8:00 am to 8:00 pm Eastern Time. Online requests cannot be placed during this time.

If you have any questions you may contact Karen DeRocker, Manager, Equity Plans at 212-381-5450 or Prudential Retirement at 1-800-562-8838.

Important Notice concerning your rights under the DoubleClick Inc. 401(k) Plan

July 11, 2005

     1. This notice is to inform you that the DoubleClick Inc. 401(k) Plan will be affected if the acquisition of DoubleClick by an affiliate of Hellman & Friedman LLC pursuant to the merger agreement entered into on April 23, 2005 by DoubleClick with Click Holding Corp. and its wholly owned subsidiary, Click Acquisition Corp., providing for the merger of Click Acquisition Corp. with and into DoubleClick (the “Merger”) is completed. DoubleClick’s annual meeting of stockholders, at which DoubleClick’s stockholders will be asked to approve the Merger Agreement, is scheduled for July 12, 2005. We expect to complete the Merger as soon as possible after the annual meeting and after all conditions to the merger are satisfied or waived, including stockholder adoption of the Merger Agreement and Click Holding Corp. obtaining required financing. If and when the Merger is completed, trading of shares of DoubleClick’s common stock on the NASDAQ National Market will cease at the market close on the closing date of the Merger.

     2. As a result of the Merger, you temporarily may be unable to obtain a distribution from the plan. This period, during which you will be unable to exercise these rights otherwise available under the plan, is called a “blackout period.”

     3. The blackout period for the plan could begin during the week of July 11, 2005 and in any event would begin on the closing date of the Merger when trading of DoubleClick common stock will cease on the NASDAQ National Market. The blackout period is expected to end during the week following the time the blackout begins. You can determine when the blackout period has ended by contacting Prudential Retirement at 1-800-562-8838.

     4. During the blackout period you will be unable to direct or diversify the assets held in your plan account to the extent it has been invested previously in DoubleClick common stock. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

     5. Federal law generally requires that you be furnished notice of a blackout period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any blackout period in order to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans. However, due to an unforeseeable circumstance beyond our control which, more specifically, was the delay in the receiving all the details from the record keeper regarding the procedures they will follow in crediting your account for the amount of DoubleClick stock you hold, we were unable to provide 30 days advance notice of the blackout period.

     6. If you have any questions concerning this notice, you should contact Karen DeRocker, Manager, Equity Plans at (212) 381-5450.

     Important Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of DoubleClick by Click Holding Corp., an entity affiliated with the private equity investment funds of Hellman & Friedman Capital Partners V, L.P. and JMI Equity. In connection with the proposed transaction, DoubleClick has filed a definitive proxy statement with the SEC and will be filing other documents with the SEC. Before making any voting or investment decision, DoubleClick’s stockholders and investor are urged to read the definitive proxy statement, as well as any other relevant documents carefully in their entirety because they will contain important information about the proposed transaction. The definitive proxy statement on file with the SEC and other relevant material (when they become available), and any other documents filed by DoubleClick with the SEC will be available free of charge through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the definitive proxy statement from DoubleClick by contacting Investor Relations, DoubleClick Inc., 111 Eighth Avenue, New York, NY 10011, telephone: (212) 683-0001 or by contacting Georgeson Shareholder Communications Inc., DoubleClick’s proxy solicitor, toll-free at (800) 491-3132.

DoubleClick and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding DoubleClick’s directors and executive officers is contained in DoubleClick’s Form 10-K for the year ended December 31, 2004, as amended, which is filed with the SEC. Additional information regarding the interests of potential participants is included in the definitive proxy statement on file with the SEC and other relevant documents filed with the SEC when they become available.

Cautionary Note Regarding Forward-Looking Statements

Statements in this document regarding the proposed merger transaction, the expected effects, timing and completion of the proposed transaction and any other statements about DoubleClick’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the proposed transaction due to the failure to obtain stockholder approval, the failure of the buyer to consummate the necessary debt financing arrangements set forth in a commitment letter received by Parent or the failure to satisfy other conditions to the closing of the proposed transaction, the ability to recognize the benefits of the transaction, intense competition in DoubleClick’s industry, lack of growth or decline in online advertising or marketing, changes in government regulation, failure to manage the integration of acquired companies, failure to successfully manage the DoubleClick’s international operations and other risks that are contained in documents and the other factors described in DoubleClick’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended, and DoubleClick’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, which are filed with the SEC. In addition, any forward-looking statements represent DoubleClick’s estimates only as of today and should not be relied upon as representing DoubleClick’s estimates as of any subsequent date. DoubleClick disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.